UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GAN Limited

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required

☒	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

As previously disclosed, on November 7, 2023, GAN Limited, a Bermuda exempted company limited by shares (“GAN,” “we,” “us,” “our,” or the “Company”), entered into an Agreement and Plan of Merger with SEGA SAMMY CREATION INC., a Japanese corporation (“SSC”), and Arc Bermuda Limited, a Bermuda exempted company limited by shares and a wholly-owned subsidiary of SSC (“Merger Sub”). We refer to the Agreement and Plan of Merger, as it has been and as it may be amended from time to time, as the “merger agreement.” Pursuant to the merger agreement and the statutory merger agreement attached as an exhibit to the merger agreement (which we refer to as the “statutory merger agreement”), Merger Sub will be merged with and into GAN (which we refer to as the “merger”), the separate corporate existence of Merger Sub will cease and GAN will continue as the surviving company in the merger and a wholly-owned subsidiary of SSC. Further, pursuant to the terms and subject to the conditions set forth in the merger agreement and the statutory merger agreement, at the effective time of the merger (which we refer to as the “effective time”), each ordinary share of GAN, $0.01 par value per ordinary share (which we refer to as the “ordinary shares” and, each, as an “ordinary share”), issued immediately prior to such time (other than any issued ordinary share owned by SSC, Merger Sub, or any direct or indirect wholly-owned subsidiary of SSC, Merger Sub or GAN, or owned by GAN as a treasury share) will be automatically canceled and converted into the right to receive, with respect to each such ordinary share, $1.97 in cash, without interest and less any applicable tax withholding.

On December 15, 2023, GAN filed a preliminary proxy statement (the “preliminary proxy statement”) with the Securities and Exchange Commission (“SEC”) in connection with the merger.

On January 3, 2024, a complaint (“Complaint”) was filed by a GAN stockholder, Joseph Zappia (“Plaintiff”), in the United States District Court for the Southern District of New York (“Court”), against GAN and the individual members of GAN’s Board (“Defendants”), captioned Joseph Zappia v. GAN Limited, Seamus McGill, Michael Smurfit, David Goldberg, Susan Bracey, and Eric Green, Case No. 1:24-cv-00032-JPC (“Action”). The Complaint asserts that the Defendants violated Sections 14(a) and 20(a) of the Exchange Act and certain rules and regulations promulgated thereunder by allegedly making false and misleading statements, or failing to disclose allegedly material facts necessary to make certain statements made not misleading, in the preliminary proxy statement.

On January 9, 2024, GAN filed a definitive proxy statement (“definitive proxy statement”) with the SEC in connection with the merger.

On January 16, 2024, Plaintiff filed an amended complaint (“Amended Complaint”) in the Action on behalf of a purported class of GAN stockholders consisting of all individuals and entities that were GAN stockholders of record as of the close of business on January 2, 2024. The Amended Complaint asserts that the Defendants violated Sections 14(a) and 20(a) of the Exchange Act and certain rules and regulations promulgated thereunder by allegedly making false and misleading statements, or failing to disclose allegedly material facts necessary to make certain statements made not misleading, in the definitive proxy statement.

On January 17, 2024, Plaintiff filed a motion (“Motion”) in the Action for orders (i) preliminarily enjoining the vote (“Stockholder Vote”) by GAN stockholders on the proposed merger presently scheduled for February 13, 2024, until five days after GAN files supplemental disclosures with the SEC correcting certain alleged disclosure violations in the definitive proxy statement, and (ii) authorizing expedited discovery in support of the Motion.

On January 23, 2024, the Court entered an order in the Action (i) granting the expedited discovery sought by Plaintiff, (ii) fixing a schedule for briefing on the Motion, and (iii) scheduling a hearing (“Hearing”) on the Motion for February 6, 2024.

On January 24, 2024, the Court rescheduled the Hearing for February 9, 2024.

GAN and the current and former members of its board of directors named in the Action have vigorously denied, and continue to vigorously deny, that they have committed any violation of the law or engaged in any of the wrongful acts that were alleged in the Action. However, solely to eliminate the burden and expense of further litigation, to put the claims that were asserted in the Action to rest, and to avoid any possible delay in the consummation of the merger, GAN has agreed to make the following supplemental disclosures to the information contained in the definitive proxy statement. Nothing in this Schedule 14A shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, GAN specifically denies all allegations that any additional disclosure was or is required.

The text that is bold, italic and underlined denotes new text that was not in GAN’s definitive proxy statement. These supplemental disclosures should be read in conjunction with the definitive proxy statement, which in turn should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the definitive proxy statement. To the extent that information in this Schedule 14A differs from or updates information contained in the definitive proxy statement, the definitive proxy statement shall be deemed updated by the information contained in this Schedule 14A.

Disclosures related to Special Committee

On pages 23 through 26 of the definitive proxy statement, under the heading “Background of the Merger” the paragraphs beginning with the dates referenced below, are restated to read as follows:

On March 14, 2023, representatives of GAN’s management contacted B. Riley for assistance evaluating options for securing additional equity financing or re-financing the $30 million term loan. At the request of GAN’s board of directors, representatives of B. Riley began discussions with several U.S.-based sports betting and casino operators, including Bidder D, Bidder E and Bidder F, each of which is described below.

On May 12, 2023, representatives of SEGA SAMMY HOLDINGS delivered a non-binding letter of intent to GAN, proposing to acquire all of the outstanding ordinary shares of GAN for an all-cash purchase price in the range of $1.46 to $2.12 per share. Following receipt of the non-binding letter of intent, on May 15, 2023, the GAN board of directors established the special committee comprised of Messrs. McGill, Bracey, Goldberg and Green and delegated to it the authority to evaluate strategic transactions including the sale of all or part of GAN. The special committee was comprised solely of non-employee directors to avoid any possible conflict of interest arising from a director’s employment relationship with GAN.

On July 24, 2023, the board of directors met with representatives of B. Riley in attendance to review each of the proposals received to date: the all-cash offer from SEGA SAMMY HOLDINGS reflected in SEGA SAMMY HOLDINGS’ May 23, 2023 revised non-binding letter of intent, the proposal to license the sports betting business to Bidder G, the reverse merger proposal from Bidder H, and the offer for the B2C sports betting business from Bidder I. Following such review, the special committee noted that (a) the proposal from Bidder G required GAN to give up control of its B2C sports betting business without a substantial up-front payment, (b) the implied valuation of GAN in Bidder H’s proposal was not better, from a financial point of view, for the GAN shareholders than the all-cash purchase price of $1.80 to $2.20 per share in SEGA SAMMY HOLDINGS’ May 23, 2023 revised non-binding letter of intent and (c) the proposal from Bidder I was subject to additional diligence and negotiations over adjustments to GAN’s EBIDTA. After discussion and evaluation, the special committee determined to not enter into any of the proposed non-binding letters of intent or indications of interest on the terms presented, and directed B. Riley to continue negotiations to seek better terms with each bidder.

On September 26, 2023, the GAN board of directors appointed Seamus McGill, the then chairman of the GAN board of directors, as GAN’s interim chief executive officer. In connection with his appointment as an officer and an employee, Mr. McGill ceased being a member of the Special Committee, which was then comprised of Messrs. Bracey, Goldberg and Green.

On November 3, 2023, the special committee met with representatives of B. Riley and Sheppard Mullin in attendance. Representatives of B. Riley reported that SEGA SAMMY HOLDINGS’ best and final offer was $1.97 per share. Representatives of Sheppard Mullin provided the special committee with an update on the provisions in the merger agreement related to conditions to closing, the anticipated closing date, the end date, and the amount of the termination fees payable by the parties in the event of termination of the merger agreement in certain circumstances and the circumstances under which the termination fees would be payable. The special committee directed B. Riley and Sheppard Mullin to continue negotiations to complete the merger agreement at a $1.97 per share purchase price.

Disclosures related to the Confidentiality and Standstill Agreements

On page 23 of the definitive proxy statement, under the heading “Background of the Merger” under the paragraph beginning “On March 14, 2023” the disclosure is supplemented with the following new sentence at the end of that paragraph:

At various other times GAN entered into confidentiality agreements with Bidders A, B, C, D, E, F, G, H and I (as defined above and below). None of those confidentiality agreements imposed any form of standstill provision restricting them from purchasing GAN ordinary shares or from making an offer to acquire GAN.

Disclosures related to the Bidder H

On page 25 of the definitive proxy statement, under the heading “Background of the Merger” the paragraph beginning “On August 5” is restated to read as follows:

On August 5, 2023, Bidder H submitted a revised non-binding indication of interest to GAN proposing to acquire GAN through a reverse merger. The revised non-binding indication interest contemplated that, immediately following the closing of the transaction with GAN, Bidder H’s shareholders would own 70% of the outstanding equity of the combined company and the GAN shareholders would own 30% of the outstanding equity of the combined company, and proposed a 21-day exclusivity period during with Bidder H would conduct confirmatory due diligence. The special committee determined, after consultation with B. Riley, that the valuation for GAN implied by the revised non-binding indication of interest was highly speculative depending on: the final negotiation of the assets and liabilities proposed to be contributed, the subsequent financial performance of those assets, the market acceptance of the transaction, the trading price for a newly established combined enterprise, and the ability of the combined entity to maintain an active a liquid trading market for the shares. The special committee determined, after consultation with B. Riley, that based on the speculative nature of the Bidder H proposal, the implied value was not clearly superior to other proposals, including the all-cash proposal contemplated by the revised non-binding letter of intent received from SEGA SAMMY HOLDINGS on August 1, 2023. Moreover, Bidder H had not requested or conducted due diligence on the materials in the virtual data room, nor had GAN conducted any due diligence on the assets or business proposed to be contributed by Bidder H, substantially increasing the due diligence and execution risk associated with its proposal. The special committee determined that the terms contemplated by the revised offer non-binding indication of interest from Bidder H were not in the best interests of the GAN shareholders and directed B. Riley to communicate the same to Bidder H.

Disclosures related to the Financial Analysis

On page 36 of the definitive proxy statement, under the heading “Opinion of the Financial Advisor – Material Financial Analysis—Premiums Paid Analysis” is supplemented by adding the following table to the end of that section:

Transaction
Announcement			Offer Price Premium
Date	Target Company	Bidder	1-day prior	7-day VWAP	30-Day VWAP
10/13/23	PCTEL, Inc.	Amphenol Corporation	48.8%	45.3%	58.8%
10/04/23	LiveVox Holdings, Inc.	inContact, Inc.	12.0%	10.9%	12.0%
09/15/23	MariaDB plc	Runa Capital Advisors Limited	29.2%	26.3%	(6.9%)
09/14/23	PFSweb, Inc.	GXO Logistics, Inc.	49.7%	40.7%	52.6%
08/09/23	Computer Task Group, Incorporated	Cegeka Groep NV	31.3%	25.5%	34.5%
05/25/23	Desktop Metal, Inc.	Stratasys Ltd.	4.6%	0.3%	(2.8%)
05/17/23	eMagin Corporation	Samsung Display Co., Ltd.	10.1%	18.4%	14.9%
05/14/23	NeoGames S.A	Aristocrat Leisure Limited	129.8%	120.6%	119.8%
04/13/23	Consolidated Communications Holdings, Inc.	British Columbia Investment Management Corporation	44.9%	31.6%	57.0%
04/12/23	TESSCO Technologies Incorporated	Lee Equity Partners, LLC; Twin Point Capital LLC	91.5%	65.4%	89.7%
03/13/23	Synchronoss Technologies, Inc.	B. Riley Principal Investments, LLC	43.8%	30.2%	16.6%
12/19/22	Qumu Corporation	Enghouse Systems Limited	104.5%	64.1%	66.8%
11/07/22	Velodyne Lidar, Inc.	Ouster, Inc.	7.8%	3.2%	5.3%
11/01/22	Benefitfocus, Inc.	Voya Financial, Inc.	48.9%	55.1%	65.6%
10/27/22	UserTesting, Inc.	Thoma Bravo, L.P.; Sunstone Partners Management, LLC	94.3%	69.4%	87.3%
09/28/22	BTRS Holdings Inc.	EQT Partners Inc.	64.6%	46.9%	44.5%
09/06/22	ChannelAdvisor Corporation	Commerce Technologies, LLC	57.1%	40.4%	46.9%
08/08/22	CyberOptics Corporation	Nordson Corporation	31.4%	27.6%	42.9%
07/25/22	AutoWeb, Inc.	One Planet Group Inc	(5.2%)	(3.3%)	(1.6%)
05/11/22	Redbox Entertainment Inc.	Chicken Soup for the Soul Entertainment, Inc.	(87.7%)	(88.3%)	(83.6%)
05/09/22	RealNetworks, Inc.	-	57.0%	45.5%	40.1%
05/09/22	ServiceSource International, Inc.	Concentrix Corporation	47.1%	33.1%	32.7%
04/29/22	GTY Technology Holdings Inc.	GI Manager L.P.	122.6%	93.3%	96.5%
02/14/22	Resonant Inc.	Murata Electronics North America, Inc.	262.9%	162.1%	205.9%
12/07/21	TESSCO Technologies Incorporated	Lee Equity Partners, LLC	45.1%	35.7%	28.4%
11/08/21	Zix Corporation	Open Text Corporation	(2.7%)	0.6%	4.0%
11/04/21	NeoPhotonics Corporation	Lumentum Holdings Inc.	38.9%	40.8%	63.4%
08/30/21	DSP Group, Inc.	Synaptics Incorporated	17.9%	19.6%	32.0%
08/12/21	IEC Electronics Corp.	Creation Technologies International Inc.	47.5%	36.3%	44.1%
08/09/21	Golden Nugget Online Gaming, Inc.	DraftKings Inc.	53.5%	47.2%	57.8%
06/22/21	SharpSpring, Inc.	Constant Contact, Inc.	21.2%	18.6%	21.1%
04/08/21	ORBCOMM Inc.	GI Manager L.P.	51.9%	35.0%	47.5%
03/26/21	MSG Networks Inc.	Sphere Entertainment Co.	(7.0%)	(12.1%)	(14.3%)
03/01/21	Boingo Wireless, Inc.	DigitalBridge Investment Management, LLC	22.8%	13.1%	12.2%
02/11/21	Synacor, Inc.	Centre Lane Partners, LLC	12.8%	10.9%	24.7%
01/04/21	SMTC Corporation	H.I.G. Capital, LLC	(91.6%)	(91.6%)	(91.5%)
12/31/20	Tribune Publishing Company	Alden Global Capital LLC	34.9%	33.3%	39.5%
12/24/20	Alaska Communications Systems Group, Inc.	ATN International, Inc.; Freedom 3 Capital, LLC	(2.0%)	(3.9%)	(1.1%)
12/09/20	MTS Systems Corporation	Amphenol Corporation	51.9%	43.0%	61.2%
11/02/20	Newfold Digital Holdings Group, Inc.	Clearlake Capital Group, L.P.	63.5%	40.9%	52.5%
10/02/20	Telenav, Inc.	Digital Mobile Venture Ltd.	30.8%	27.7%	21.2%
09/28/20	Perceptron, Inc.	Atlas Copco North America LLC	71.1%	55.0%	63.9%
09/20/20	MobileIron, Inc.	Ivanti Software, Inc.	19.5%	23.0%	14.3%
08/31/20	Rosetta Stone Inc.	Cambium Learning Group, Inc.	0.6%	4.4%	8.6%
07/20/20	GlobalSCAPE, Inc.	Fortra, LLC	16.0%	14.6%	3.1%
07/20/20	Majesco	Thoma Bravo, L.P.	109.4%	84.0%	103.4%
06/10/20	Finjan Holdings, Inc.	Fortress Investment Group LLC	16.5%	16.0%	16.1%

Disclosures related to the Financial Advisor

On page 40 of the definitive proxy statement, in the second paragraph under the heading “Opinion of the Financial Advisor – Other Matters” is restated to read as follows:

B. Riley is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, B. Riley and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of GAN, SSC and their respective affiliates. B. Riley and its affiliates have in the past provided, and may in the future provide, investment banking and other financial services to GAN, SSC and their respective affiliates, for which B. Riley and its affiliates have received, or would expect to receive, compensation. During the past two years, B. Riley acted as financial advisor to GAN in connection with the refinancing of certain of its indebtedness for which B. Riley received aggregate compensation of approximately $2.5 million. In addition, as the special committee and the GAN board of directors were aware, B. Riley was retained by an affiliate of the former Chief Executive Officer of GAN in May 2022 in connection with a potential transaction involving GAN (which engagement was terminated without a transaction being consummated or compensation being received). Based on a review of its information management systems, B. Riley did not identify any engagements to provide investment banking or other financial services to SSC or any party that B. Riley had identified as an affiliate of SSC during the past two years for which B. Riley received compensation. B. Riley has adopted policies and procedures designed to preserve the independence of its research and credit analysts whose views may differ from those of the members of the team of investment banking professionals advising GAN.

These supplemental disclosures were not included in the definitive proxy statement materials that were mailed to our shareholders.

Important Additional Information:

In connection with the proposed merger, GAN filed a proxy statement concerning the proposed merger with the SEC on January 9, 2024. The proxy statement and other materials that GAN may file with the SEC contain important information regarding the merger, including, among other things, the recommendation of the Company’s board of directors with respect to the merger. SHAREHOLDERS ARE URGED TO READ BOTH THE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS THAT GAN FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. You are able to obtain the preliminary proxy statement, as well as other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the preliminary proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to GAN Limited, 400 Spectrum Centre Drive, Suite 1900, Irvine, CA 92618, Attention: Corporate Secretary.

GAN and its directors and executive officers and other persons may be deemed, under SEC rules, to be participants in the solicitation of proxies from GAN’s stockholders with respect to the proposed merger. Information regarding the Company’s directors and executive officers is available in GAN’s proxy statement on Schedule 14A, which was filed with the SEC on January 9, 2024. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of GAN’s directors and executive officers in the proposed transaction by reading the preliminary proxy statement.

-6-